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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number  001-12684
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                             Columbus Realty Trust
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             (Exact name of registrant as specified in its charter)


      15851 Dallas Parkway, Suite 855, Dallas, Texas 75248 (972) 387-1492
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Common Shares of Beneficial Interest
                        Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]               Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)2(ii)        [ ]
     Rule 12g-4(a)(2)(ii)     [ ]               Rule 15d-6                [X]
     Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice date: one
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               Pursuant to the requirements of the Securities Exchange Act of
1934, Post LP Holdings, Inc., as successor by merger to Columbus Realty Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE     October 27, 1997          BY  /s/ Sherry W. Cohen
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                                      Sherry W. Cohen
                                      Vice President and Secretary of Post LP
                                      Holdings, Inc., the successor by merger to
                                      Columbus Realty Trust